Exhibit (n)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-113831 on Form N-2 of our report dated May 25, 2007, relating to the financial statements and financial highlights of BlackRock Multi-Strategy Hedge Opportunities LLC (the "Company") appearing in the Annual Report on Form N-CSR of the Company for the year ended March 31, 2007 and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
July 26, 2007